Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Mark Hoffman	Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX NAMES MICHAEL SORELL CEO

FORT LEE, N.J. (September 22, 2004) - Neurologix Inc. (OTCBB: NRGX), a developer of proprietary therapies for treating central nervous system disorders, announces the appointment of Michael Sorell, M.D., 56, to the newly created position of chief executive officer, effective immediately. Dr. Sorell has also been appointed to the company’s board of directors, which brings the total number of directors to six.

Dr. Sorell brings more than 35 years of experience in both finance and healthcare to Neurologix. Most recently, since 1996 he has been managing member of MS Capital Advisors LLC, an investment banking and advisory firm based in Washington, CT.

From 1986 to 1992 and from 1994 to 1996, Dr. Sorell was with Morgan Stanley & Co. in various capacities including biotechnology and pharmaceuticals analyst and lastly as emerging growth strategist and executive director. From 1992 to 1994 he was a partner in a joint venture with Essex Investment Management, a Boston-based investment management firm.

Prior to his Wall Street career, Dr. Sorell was a director of clinical research at Schering-Plough Corporation and was instrumental in the development of Intron A from Phase I through commercialization. Intron A went on to become a blockbuster drug with peak annual sales of approximately $1 billion.

As a physician, Dr. Sorell specialized in pediatric oncology, and was a member of the attending staff at Memorial Sloan-Kettering Cancer Center in New York City where he was among the founders of its Bone Marrow Transplant Unit. He received his medical degree from the Albert Einstein College of Medicine, Bronx, NY, and studied at the Visiting Professionals Program at the New York University Graduate School of Business with a major in finance.

"Dr. Sorell is a highly accomplished business executive, and we are delighted that a professional of his caliber has elected to join Neurologix in a leadership position," said Martin J. Kaplitt, M.D., chairman of Neurologix. "His unique blend of medical, clinical research and Wall Street experience, coupled with a strong track record of accomplishment, make him the ideal person to lead the way as we move our revolutionary gene therapy programs through clinical development."

Commenting on his appointment, Dr. Sorell stated, "Neurologix has developed a highly innovative approach to gene therapy, and I am excited to be joining the company at this stage of its development. I’m looking forward to supporting our talented researchers as we work to improve the lives of patients with Parkinson’s disease, epilepsy and other neurological disorders."

Dr. Sorell is currently a director of SCOLR Pharma, Inc. (Amex: DDD), Cascadia Capital, an investment banking firm, and Applied NeuroSolutions (OTCBB: APNS).

About Neurologix, Inc.

Neurologix, Inc. (the "Company") is a development stage company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other alternative therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease and epilepsy and its core technology, which it refers to as "NLX", is currently being tested in a Phase I human clinical trial, sponsored by the Company, to treat Parkinson’s disease.

# # #